Exhibit 10.1

AMENDMENT NUMBER ONE
to the
Second Amended and Restated Master Repurchase and Securities Contract
Dated as of May 1, 2017
among
ACRC LENDER W LLC,
and
ACRC LENDER W TRS LLC
and
WELLS FARGO BANK, NATIONAL ASSOCIATION

This AMENDMENT NUMBER ONE (this “Amendment”) is made this 14th day of December, 2018, by and between ACRC LENDER W LLC, a Delaware limited liability company, and ACRC LENDER W TRS LLC, a Delaware limited liability company (individually and collectively as the context may require, “Sellers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”), to the Second Amended and Restated Master Repurchase and Securities Contract, dated as of May 1, 2017, by and between Sellers and Buyer (as the same has been and may be further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”).

WHEREAS, Sellers have requested that Buyer amend the Repurchase Agreement as further set forth herein; and

WHEREAS, Sellers and Buyer have agreed to amend the Repurchase Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.Amendment. Effective as of the date of this Amendment, the Repurchase Agreement is hereby amended as follows:

(a)	Article 2 of the Repurchase Agreement is hereby amended by deleting the definitions of “Net Cash Flow” and “Reaffirmation Agreement” in their respective entireties.

(b)
Article 2 of the Repurchase Agreement is hereby amended by deleting the definitions of “Confirmation”, “Debt Yield”, “Extended Facility Termination Date”, “Fee Letter”, “Funding Period”, “Initial Facility Termination Date”, “Maximum Amount” in their respective entireties and replacing them with the following (with the amended language underlined for ease of review):

“Confirmation”: A purchase confirmation in the form of Exhibit B duly completed, executed and delivered by the applicable Seller and Buyer in accordance with the applicable provisions of this Agreement.

“Debt Yield”: With respect to (a) any Purchased Asset for any relevant time period, the percentage equivalent of the quotient obtained by dividing (i) the annualized underwritten net operating income for such period, as determined by Buyer, from the mortgaged properties securing such Purchased Asset, by (ii) the Purchase Price of such Purchased Asset as of the last day of such time period and (b) all Purchased Assets for any relevant time period, the percentage equivalent of the quotient obtained by dividing (i) the annualized underwritten net operating income for such period, as determined by Buyer, from the mortgaged properties securing all Purchased Assets owned by Buyer at such time, by (ii) the Repurchase Price of all Purchased Assets owned by the Buyer at such time, as of the last day of such time period; provided, however, that Buyer shall calculate the Debt Yield with respect to Sellers in a manner consistent with other similar calculations with respect to counterparties that are also lenders and/or obligors under commercial real estate loans for which Buyer or its Affiliates is providing capital under agreements that are similar to this Agreement.

“Extended Facility Termination Date”: The First Extended Facility Termination Date, Second Extended Facility Termination Date or Third Extended Facility Termination Date, as applicable.

“Fee Letter”: The Third Amended and Restated Fee and Pricing Letter, dated as of the Facility Renewal Date, among Buyer and Sellers, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Funding Period”: The period from the Original Closing Date to and including (x) if Buyer has granted the Funding Period Extension Option, the First Extended Facility Termination Date or (y) if Buyer has not granted the Funding Period Extension Option, the Initial Facility Termination Date.

“Initial Facility Termination Date”: December 14, 2020.

“Maximum Amount”: $500,000,000, which Maximum Amount shall not be increased by any Future Funding Transaction or reduced upon the repurchase of any Purchased Assets prior to the earlier to occur of (x) the expiration of the Funding Period, or (y) the Facility Termination Date; provided, that on and after such date, the Maximum Amount on any date shall be the aggregate Purchase Price outstanding for all Transactions as of such date, as such amount declines over the term hereof as Purchased Assets are repurchased and Margin Deficits are satisfied, all in accordance with the applicable terms of this Agreement.

(c)	Article 2 of the Repurchase Agreement is hereby amended by removing reference to “Facilities” in the definition of “Investment” and replacing it with “Facility”.

(d)	Article 2 of the Repurchase Agreement is hereby amended by removing each reference to “Servicer” in the definition of “Material Modification” and replacing it with “Interim Servicer”.

(e)	Article 2 of the Repurchase Agreement is hereby amended by adding the following definitions in the proper alphabetical order:

“Delaware LLC Act”: Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dividing LLC”: A Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division”: The division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division LLC”: A surviving company, if any, and each resulting company, in each case that is the result of a Division.

“Extension Condition”: Defined in Section 3.06(a).

“Extension Period”: The First Extension Period, Second Extension Period or Third Extension Period, as applicable.

“Facility Renewal Date”: December 14, 2018.

“Facility Renewal Date Repurchase Documents”: This Agreement and the Fee Letter.

“First Extended Facility Termination Date”: December 14, 2021.

“First Extension Period”: The period commencing on the day immediately following the Initial Facility Termination Date and ending on the First Extended Facility Termination Date.

“Funding Period Extension Option”: Defined in Section 3.06(b).

“Second Extended Facility Termination Date”: December 14, 2022.

“Second Extension Period”: The period commencing on the day immediately following the First Extended Facility Termination Date and ending on the Second Extended Facility Termination Date.

“Third Extended Facility Termination Date”: December 14, 2023.

“Third Extension Period”: The period commencing on the day immediately following the Second Extended Facility Termination Date and ending on the Third Extended Facility Termination Date.

(f)	Section 3.01 of the Agreement is hereby amended by deleting paragraph “(j)” in its entirety.

(g)	Section 3.02 of the Agreement is hereby amended by adding the following provision immediately following the end of such section:

“To the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Sections 8.01 and 9.01 hereof), Seller shall cause each such Division LLC to sell, transfer, convey and assign to Buyer on a servicing released basis and for no additional consideration all of each such Division LLC’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights in the same manner and to the same extent as the sale, transfer, conveyance and assignment by Seller on each related Purchase Date of all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights.”

(h)	Section 3.03 of the Agreement is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following (with the amended language underlined for ease of review):

“In addition, the Maximum Amount shall be automatically reduced to the outstanding aggregate Purchase Price plus the amount of any remaining unfunded Buyer commitments set forth on all outstanding Confirmations as of the expiration of the Funding Period.”

(i)	Section 3.04 of the Agreement is hereby amended by deleting paragraph “(c)” in its entirety and replacing it with the following (with the amended language underlined for ease of review):

“(c)    In addition to the foregoing, in connection with each repurchase made pursuant to Section 3.04(a), if such repurchase occurs at any time during (i) (x) the First Extension Period if Buyer has not granted the Funding Period Extension Option or (y) the Second Extension Period if Buyer has granted the Funding Period Extension Option, then in either case the applicable Seller shall pay an amount equal to 110% of the applicable Repurchase Price otherwise payable for such date, and (ii) (x) the Second Extension Period if Buyer has not granted the Funding Period Extension Option or (y) the Third Extension Period, then in each case the applicable Seller shall pay an amount equal to 125% of the applicable Repurchase Price otherwise payable for such date; provided, however, if (x) at the time of any repurchase during the time period described in clause (i) above, there are at least seven (7) remaining Purchased Assets and each of them comply with the applicable PPV Test and Debt Yield Test, or (y) if at the time of any repurchase during the time described in clause (ii) above, (i) the Debt Yield for all of the remaining Purchased Assets, calculated on an aggregate basis, equals or exceeds twelve and one-half percent (12.5%), and (ii) PPV Ratio for all of the remaining Purchased Assets, calculated on an aggregate basis, is less than or equal to forty-five percent (45%), then the amount payable pursuant to the applicable clause shall be solely the applicable Repurchase Price for such date. The proceeds of any payment made pursuant to this Section 3.04(c) in excess of the applicable Repurchase Price that otherwise would have been payable shall be applied by Buyer first to repay any outstanding Margin Deficits, and second to reduce the unpaid Repurchase Prices of all remaining Purchased Assets on a pro rata basis, unless such Seller and Buyer otherwise agree to apply any such amounts differently.”

(j)	Section 3.06 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following (with the amended language underlined for ease of review):

“3.06	Extension of the Facility Termination Date and Funding Period.

(a)
Facility Termination Date Extension Options. At the request of Sellers delivered to Buyer no earlier than ninety (90) days or later than thirty (30) days before the then-applicable Facility Termination Date, Buyer shall grant up to three (3)

extensions of the Facility Termination Date for a period of one (1) year each by giving notice approving such extension to Sellers prior to the then-current Facility Termination Date. The failure of Buyer to so deliver such notice approving the extension shall be deemed to be Buyer’s determination not to extend the Facility Termination Date unless Buyer thereafter gives notice to the contrary. Any extension of the Facility Termination Date shall be subject to the following conditions (the “Extension Conditions”): (i) no Default or Event of Default exists on the date of the request to extend and as of the current Facility Termination Date, (ii) no Margin Deficit shall be outstanding on the date of the request to extend and as of the current Facility Termination Date, (iii) each Seller has made a timely request for the extension in question, (iv) each Purchased Asset shall be in compliance with the Debt Yield Test and the PPV Test as required on the date of the request to extend and as of the current Facility Termination Date (but in the case of compliance with the PPV Test, subject to each Seller’s cure rights set forth in Section 3.07(b)), and which compliance shall be determined by Buyer in its sole discretion, (v) all Purchased Assets must qualify as Eligible Assets on the date of the request to extend and as of the current Facility Termination Date and (vi) the payment by Sellers to Buyer of the Extension Fee has been effected on or before the current Facility Termination Date; provided that (A) if any Default, Event of Default or outstanding Margin Deficit exists, Buyer shall grant Sellers a temporary extension not to exceed the time permitted to cure/satisfy such Default, Event of Default or Margin Deficit set forth in the Repurchase Documents, and (B) if any Seller is not in compliance with any of the foregoing Extension Conditions on the date of the related extension request, such request may be submitted by Sellers, setting forth any conditions to extension of the Facility Termination Date that are not in compliance and the reasons for such non-compliance, and such request shall be granted by Buyer if, as of the Facility Termination Date for which such request is submitted, each Seller certifies to Buyer’s satisfaction that it is in compliance with each of the conditions set forth in this Section 3.06(a). No additional Transactions shall be entered into after the expiration of the Funding Period.

In connection with each extension of the Facility Termination Date to a date beyond the expiration of the Funding Period, if any unfunded commitments in respect of any Purchased Asset remain outstanding on the Facility Termination Date so extended, the applicable Seller may request funding of such unfunded commitments subject to all terms and conditions of funding set forth in this Agreement, including review and approval by Buyer of such funding based on an updated Underwriting Package, in an aggregate amount not to exceed, for any such Purchased Asset, the product of (x) the Applicable Percentage attributable to such Purchased Asset and (y) the amount of unfunded commitments remaining available in respect of such Purchased Asset at such time; provided that in no event shall any amounts so funded by Buyer cause the aggregate amounts funded hereunder to exceed the Maximum Amount.

(b)
Funding Period Extension Option. If Sellers request to exercise the first option to extend the Facility Termination Date in the manner set forth in Section 3.06(a), then Sellers may request to extend the Funding Period for a period of one (1) year (the “Funding Period Extension Option”) ending on the First Extended

Facility Termination Date, by delivering written notice from Sellers to Buyer of such request no earlier than ninety (90) days and no later than thirty (30) days prior to the Initial Facility Termination Date. The request of Sellers to exercise the Funding Period Extension Option may be approved or denied by Buyer in Buyer’s sole discretion. Sellers’ request to exercise the Funding Period Extension Option will be deemed to be denied if any of the Extension Conditions set forth in Section 3.06(a) are not satisfied.”

(k)	Section 3.08 of the Agreement is hereby amended by removing reference to “Extension of the Facility Termination Date” in clause “(b)(iii)” and replacing it with “Extension Period”.

(l)
Section 3.09(a) of the Agreement is hereby amended by deleting the penultimate sentence thereof in its entirety and replacing it with the following (with the amended language underlined for ease of review):

“Sellers shall have no rights in, rights of withdrawal from, or rights to give notices or instructions regarding Buyer’s account or the Waterfall Account or any Collection Account; provided that the Sellers may withdraw funds from the Waterfall Account or any Collection Account with the prior written consent of Buyer in accordance with the terms of the related Controlled Account Agreement.”

(m)	Section 5.01 of the Agreement is hereby amended by deleting the third sentence thereof in its entirety and replacing it with the following (with the amended language underlined for ease of review):

“None of any Seller, Interim Servicer or any Person claiming through or under any Seller or Interim Servicer shall have any claim to or interest in the Waterfall Account and all Collection Accounts; provided that the Sellers (or Interim Servicer, at the direction of a Seller) may withdraw funds from the Waterfall Account or any Collection Account with the prior written consent of Buyer in accordance with the terms of the related Controlled Account Agreement.”

(n)
Section 5.02 of the Agreement is hereby amended by deleting the introductory clause thereof in its entirety and replacing it with the following (with the amended language underlined for ease of review):

“If no Event of Default exists and remains uncured, all Income described in Section 5.01 and deposited into the Waterfall Account during each Pricing Period shall be applied by Waterfall Account Bank, Buyer or a Person designated by Buyer pursuant to the related Controlled Account Agreement by no later than the next following Remittance Date in the following order of priority:”

(o)
Section 5.03 of the Agreement is hereby amended by deleting the introductory clause thereof in its entirety and replacing it with the following (with the amended language underlined for ease of review):

“If an Event of Default exists and remains uncured, all Income deposited into the Waterfall Account in respect of the Purchased Assets shall be applied by Waterfall

Account Bank, Buyer or a Person designated by Buyer pursuant to the related Controlled Account Agreement on the second Business Day following the date on which each amount of Income is so deposited, in the following order of priority:”

(p)
Section 8.03 of the Agreement is hereby amended by deleting the third sentence in such section in its entirety and replacing it with the following (with the amended language underlined for ease of review):

“Notwithstanding the foregoing, (i) if any Seller grants a Lien on any Purchased Asset in violation of this Section 8.03 or any other Repurchase Document, such Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default and (ii) to the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Sections 8.01 and 9.01 hereof), Seller shall cause any such Division LLC to assign, pledge and grant to Buyer, for no additional consideration, all of its assets, and shall cause any owner of each such Division LLC to pledge all of the Equity Interests and any rights in connection therewith of each such Division LLC to Buyer, for no additional consideration, in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by Pledgor of all of Pledgor’s right, title and interest in all of the Equity Interests of Seller and any rights in connection therewith, in each case pursuant to the Pledge and Security Agreement.”

(q)	Section 9.01 of the Agreement is hereby amended by deleting clause “(l)” thereof in its entirety and replacing it with the following (with the amended language underlined for ease of review):

“(l)     to the fullest extent permitted by law, not adopt, file or effect a Division or engage in or suffer any Change of Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein);”

(r)
Section 10.01 of the Agreement is hereby amended by deleting the “or” at the end of paragraph “(q)”, deleting the “.” at the end of paragraph “(r)” and replacing it with “; or” and adding the following paragraph “(s)” at the end of such section:

“(s)     Seller adopts, files, or effects a Division.”

SECTION 2.Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Repurchase Agreement.

SECTION 3.Conditions Precedent. It shall be a condition precedent to the effectiveness of this Amendment that:

(a)	Sellers shall have executed and delivered to Buyer this Amendment and the Third Amended and Restated Fee and Pricing Letter (collectively, the “Amendment Documents”);

(b)	Sellers shall have paid to Buyer the first installment of the Structuring Fee; and

(c)	Sellers shall have paid to Buyer all other fees and expenses due and owing to Buyer in connection with the Amendment Documents in accordance with Section 6 of this Amendment.

SECTION 4.Limited Effect. Except as amended hereby, the Repurchase Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Repurchase Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Repurchase Agreement, any reference in any of such items to the Repurchase Agreement being sufficient to refer to the Repurchase Agreement as amended hereby.

SECTION 5.Representations. In order to induce Buyer to execute and deliver this Amendment, Sellers hereby represent to Buyer that as of the date hereof, except as otherwise expressly waived by Buyer in writing, Sellers, Pledgor and Guarantor are each in compliance with all of the terms and conditions of the Repurchase Agreement and the Repurchase Documents to which each is a party in all material respects, including without limitation, all of the representations and warranties (other than those representations and warranties that refer to a specific date, in which case they are true and correct as of such earlier date) and all of the affirmative and negative covenants, and no Default or Event of Default has occurred and is continuing under the Repurchase Agreement.

SECTION 6.Fees and Expenses. Sellers agree to pay to Buyer all reasonable fees and out of pocket expenses incurred by Buyer in connection with this Amendment (including all reasonable fees and out of pocket costs and expenses of Buyer’s legal counsel incurred in connection with this Amendment) pursuant to Section 13.02 of the Repurchase Agreement.

SECTION 7.Governing Law. This Amendment and any claim, controversy or dispute arising under or related to or in connection with this Amendment, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law.

SECTION 8.Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same agreement. This Amendment, to the extent signed and delivered by facsimile or other electronic means, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No signatory to this Amendment shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such Person forever waives any such defense.

SECTION 9.Effect of Amendment. This Amendment and the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations owing by Sellers, Pledgor or Guarantor (the “Repurchase Parties”) under or in connection with the Repurchase Agreement, the Fee Letter, the Pledge and Security Agreement or any of the other Repurchase Documents to which any Repurchase Party is a party. It is the intention of each of the parties hereto that (i) the perfection and priority of all security interests securing the payment of the obligations of the Repurchase Parties under the Repurchase Documents are preserved, (ii) the liens and security interests granted under the Repurchase Documents continue in full force and effect, and (iii) any reference to the Repurchase Agreement in any Repurchase Document or other document or instrument delivered in connection therewith shall be deemed to refer to the Repurchase Agreement, as amended by this Amendment and the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sellers and Buyer have caused this Amendment to be executed and delivered by their duly authorized officers as of the date of this Amendment.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Buyer

By:	/s/ Michael P. Duncan
Name:	Michael P. Duncan
Title:	Vice President

[Additional Signature Page Follows]

ACRC LENDER W LLC,
a Delaware limited liability company, as Seller

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President

ACRC LENDER W TRS LLC,
a Delaware limited liability company, as Seller

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President